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                                                                   EXHIBIT 99(a)

                        KEYCORP STUDENT LOAN TRUST 1999-A

                              OFFICER'S CERTIFICATE

Bank One, National Association           Banker's Trust Company
Fka, The First National Bank of Chicago  Four Albany Street
One Bank One Plaza, Suite 0126           New York, New York  10006
Chicago,  IL  60670                      ATTN: Corporate Trust & Agency Group
ATTN: Corporate Trust Administration     Structured Finance
Phone:(312) 407-0192                     Phone:  (212) 250-6501
Fax:(312) 407-1708                       Fax: (212) 250-6349

Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH   44114
ATTN:  Senior Vice President
Key Education Resources
Phone: (216) 828-9342
Fax:(216) 828-9301



Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Bank USA, National Association, as Seller and Administrator, KeyCorp Student Loan Trust 1999-A, and The First National Bank of Chicago (nka, Bank One, National Association), as Eligible Lender Trustee, dated as of January 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of PHEAA as Servicer from January 1, 2000, through December 31, 2000, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, PHEAA as Servicer has fulfilled all its obligations under the Agreement throughout such period.

                                            PENNSYLVANIA HIGHER EDUCATION
                                            ASSISTANCE AGENCY, Servicer

Date:  3/21/01                              By: /s/ Ernest P. Beardsley
                                              --------------------------
                                            Name: Ernest P. Beardsley
                                            Title: Senior Vice President